UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2015
Date of Report (Date of earliest event reported)
NU SKIN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-12421	87-0565309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
75 West Center Street Provo, UT 84601
(Address of principal executive offices and zip code)
(801) 345-1000
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

As previously disclosed, on September 8, 2015, Ryan Napierski was appointed as President of Global Sales and Operations for Nu Skin Enterprises, Inc. (the "Company"). Mr. Napierski succeeds Daniel Chard, who resigned effective September 4, 2015.

Mr. Napierski, 41, has served as president of the Company's North Asia region since June 2014 and as president of Nu Skin Japan since June 2010. Prior to his assignment as regional president, Napierski served as vice president of business development for the Company's North Asia region and chief operating officer of Nu Skin Japan. Since joining Nu Skin in 1995 as a communications specialist, Napierski has served in several roles, including vice president of global business development where he was responsible for the Company's global compensation plan, general manager for the United Kingdom and vice president of European business development. Napierski has a bachelor's degree in business, a master's degree in business administration from Duke University and a master's degree in international business from Goethe Universitat in Germany.

In connection with this appointment, it is anticipated that Mr. Napierski will enter into an employment agreement with the Company, the terms of which are not yet determined. There is no family relationship between Mr. Napierski and any of the Company's other officers and directors.  Other than as set forth herein, there are no arrangements or understandings between Mr. Napierski and any other person pursuant to which Mr. Napierski was selected as President of Global Sales and Operations.

During 2014, the Company paid employment compensation in excess of $120,000 to one relative of Mr. Napierski. Cade Napierski, the brother of Mr. Napierski, received approximately $440,000 in salary, bonuses, expatriate benefits (including an education and housing allowance and other benefits) and other compensation during 2014, as well as 400 restricted stock units. During 2015, Cade Napierski has received 400 restricted stock units and has continued to receive salary, bonuses, expatriate benefits and other compensation. Cade Napierski also participates in the employee benefit plans available generally to our employees.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NU SKIN ENTERPRISES, INC.
 (Registrant)

/s/ Ritch Wood
Ritch Wood
 Chief Financial Officer

Date:  September 14, 2015